UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2006
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

830 Crescent Centre Drive, Suite 300 Franklin, Tennessee (Address of principal executive offices)		37067 (Zip Code)
Registrant’s telephone number, including area code: (615) 771-6701
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 13, 2006, MAPCO Express, Inc. (“MAPCO”), a wholly-owned subsidiary of Delek US Holdings, Inc. (“Delek US”), entered into an amendment to its senior secured credit facility revolver (the “Revolving Credit Facility”) with a consortium of banks led by Lehman Brothers, Inc., as advisor, sole lead arranger and sole bookrunner, SunTrust Bank, as syndication agent, Bank Leumi USA, as co-administrative agent, and Lehman Commercial Paper, Inc., as administrative agent. Lehman Commercial Paper, Inc. and SunTrust Bank are affiliates of Lehman Brothers, Inc. and SunTrust Capital Markets, Inc., respectively, two of the underwriters of the initial public offering of Delek US’ common stock completed on May 9, 2006 (the “Initial Public Offering”). The amendment increased commitments under the Revolving Credit Facility from $70 million to $120 million.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On July 13, 2006, MAPCO completed the purchase of 40 retail fuel and convenience stores located in northwest Georgia and southeast Tennessee, and related assets, from Fast Petroleum, Inc., Worth L. Thompson, Jr., John E. Thompson, Thompson Acquisitions, Inc., Thompson Investment Properties, Inc., WJET, Inc., Fast Financial Services, Inc. and Top Tier Assets, LLC for approximately $42 million (excluding inventory). Of the 40 stores, MAPCO owns 29 of the properties and assumed leases for the remaining 11 properties. MAPCO utilized proceeds from the Initial Public Offering and borrowings under the Revolving Credit Facility to fund the purchase.
Item 8.01 Other Events.
     On July 13, 2006, in connection with the above-described events, Delek US issued the press release attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
     Not applicable.
(b) Pro forma financial information.
     Not applicable.
(c) Shell company transactions.
     Not applicable.
(d) Exhibits.
     99.1 Press release of Delek US Holdings, Inc., issued on July 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2006	DELEK US HOLDINGS, INC.
	By:	/s/ EDWARD MORGAN
		Name:	Edward Morgan
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Delek US Holdings, Inc., issued on July 13, 2006.